Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Biofrontera Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Equity	Common Stock, par value $0.001 per share	Other	2,516,785	(2)	$1.265	(3)	$3,183,733	$147.60 per $1,000,000		$470
Equity	Common Stock, par value $0.001 per share	Other	6,793,893	(4)	$1.265	(5)	$8,594,275	$147.60 per $1,000,000		$1,269
Total Offering Amounts							$11,778,008			$1,739
Total Fees Previously Paid										1,181	(6)
Total Fee Offsets									$
Net Fee Due										$558

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers such additional shares of the common stock, par value $0.001 per share (the “Common Stock”) of the registrant, as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2) Represents 2,516,785 shares of Common Stock issued to the selling stockholders upon conversion of shares of Series B-1 Convertible Preferred Stock on February 22, 2024.

(3) Pursuant to Rules 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the registrant’s Common Stock quoted on The Nasdaq Capital Market LLC on March 12, 2024.

(4) Represents 6,793,893 shares of Common Stock issuable upon the conversion of shares of Series B-1 Convertible Preferred Stock at a conversion price of $0.7074 issued to the selling stockholders on February 22, 2024 (ignoring any beneficial ownership limitations) and to the extent applicable, upon the conversion of shares of Series B-2 Convertible Preferred Stock issued due to beneficial ownership limitations on the conversion of the Series B-1 Convertible Preferred Stock

(5) Pursuant to Rules 457(c) and (g) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the registrant’s Common Stock quoted on The Nasdaq Capital Market LLC on March 12, 2024.

(6) The Registrant previously paid registration fees of 1,181.00 in connection with the initial filing of this Registration Statement on Form S-1 on March 8, 2024.